Exhibit 99.1

Date: August 11, 2021

News Release – Investor Update

Parks! America, Inc. Reports Q3 Fiscal 2021 Results

● Q3 and YTD F21 reported attendance based sales increase 19.4% and 71.9%, respectively

● Comparable 13-week and 40-week attendance based sales increase 6.3% and 41.1%, respectively

● YTD Net Income $2,032,816, an increase of $1,045,944

PINE MOUNTAIN, Georgia, August 11, 2021 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its third fiscal quarter and nine months ended July 4, 2021.

Third Quarter Fiscal 2021 Highlights

The fiscal quarters of July 4, 2021 and June 28, 2020 each comprised 13 weeks. However, given the forward shift in our 2021 fiscal year calendar, in addition to reported sales comparisons, we will provide 13-week comparable sales. Given our Parks were closed for the majority of April 2020 and experienced significant attendance gains starting in May 2020, this calendar shift has a significant impact on our third quarter comparable 13-week attendance based net sales.

Total net sales for the fiscal quarter ended July 4, 2021 were $3,874,100, an increase of $653,892, compared to $3,220,208 for the fiscal quarter ended June 28, 2020. Attendance based net sales were $3,823,862, an increase of $620,335 or 19.4%, and animal sales increased by $33,557. On a comparable 13-week basis, attendance based net sale increased by $226,279 or 6.3%.

The Company reported net income of $1,266,833, or $0.02 per basic share and fully diluted share, for its fiscal quarter ended July 4, 2021, compared to a net income of $1,266,175, or $0.02 per basic share and fully diluted share, for its fiscal quarter ended June 28, 2020, resulting in a net increase of $658. The increase in the Company’s third fiscal quarter net income is primarily attributable to higher attendance based net sales, a gain on extinguishment of debt and lower income taxes, largely offset by higher cost of sales, and higher compensation, advertising, and general operating expenses, as well as higher interest expense.

Nine Months Fiscal 2021 Highlights

Total net sales for the nine months ended July 4, 2021 were $8,577,482, an increase of $3,618,832, compared to $4,958,650 for the nine months ended June 28, 2020. Attendance based net sales were $8,451,070, an increase of $3,533,613 or 71.9%, and animal sales increased by $85,219. On a pro forma basis, assuming our Texas Park was acquired at the beginning of our 2020 fiscal year, our attendance based net sales increased by $2,879,421 or 51.7%, and animal sales increased by $84,019.

The Company’s 2021 fiscal year will be comprised of 53-weeks, compared to its 2020 fiscal year which was comprised of 52-weeks. The extra week in the Company’s 2021 fiscal year occurred in the first fiscal quarter. On a pro forma basis, for the comparable 40-weeks ended July 4, 2021, our attendance based net sales increased by $2,460,919 or 41.1%.

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The Company reported net income of $2,032,816, or $0.03 per basic share and fully diluted share, for the nine months ended July 4, 2021, compared to a net income of $986,872 or $0.01 per basic share and per fully diluted share, for the nine month period ended June 28, 2020, resulting in a net increase of $1,045,944. The increase in the Company’s net income for the first nine months of its 2021 fiscal year is primarily attributable to higher attendance based net sales, higher animal sales, lower professional fees, and gains on extinguishment of debt, partially offset by higher cost of sales, and higher compensation, advertising, depreciation, insurance and general operating expenses, as well as higher interest and income tax expenses.

Balance Sheet and Liquidity

On June 18, 2021, we entered into a new $1,950,000, seven-year term loan (the “2021 Term Loan”) with Synovus Bank (“Synovus”), at an annual interest rate of 3.75%. The 2021 Term Loan replaced our 2018 borrowing facility with Synovus Bank, which included a term loan with an original principal amount of $1,600,000 at 5.00% and a $350,000 line of credit at 4.75%. The net additional borrowing on the 2021 Term Loan was $930,222 and the line of credit was not renewed. Combined with available cash, we used the incremental proceeds from the 2021 Term Loan to paydown $1,000,000 of the 2020 Term Loan used to finance our Texas Park acquisition, which has a 5.00% annual interest rate. In aggregate, this refinancing will generate approximately $24,375 in annual interest savings.

The Company had working capital of $5,004,347 as of July 4, 2021, compared to $3,856,455 as of September 27, 2020 and $2,815,318 as of June 28, 2020. The Company’s debt-to-equity ratio was 0.42 to 1.0 as of July 4, 2021, compared to 0.60 to 1.0 as of September 27, 2020 and 0.71 to 1.0 as June 28, 2020.

Conclusion

“I remain very encouraged with the ongoing performance of each of our Parks,” commented Dale Van Voorhis, Chairman and CEO. “We again set records for net sales and net income through the first three quarters of our 2021 fiscal year.

“As noted in our second quarter investor update, the final 22 weeks of our 2021 fiscal year, May through September, present very challenging year-over-year attendance based sales comps,” noted Mr. Van Voorhis. “Our attendance based net sales declined 25.9% for the first 13 weeks of that period. For the first four weeks of our fiscal 2021 fourth quarter, the decline moderated to 18.6%. For added perspective, in comparison to the 2019 fiscal year comparable pre-COVID-19 periods, the 2021 fiscal year combined attendance based net sales for our Georgia and Missouri Parks increased 43.0% and 39.5%, respectively. While difficult to predict with precision, based on these trends, we anticipate 13-week comparable attendance based sales for the fourth quarter of our 2021 fiscal year to decline in the range of 15% to 25% relative to the fourth quarter of our 2020 fiscal year.

“Overall, our Company has never been in better shape and is very well positioned for the future. This is evidenced by the 2021 refinancing completed with Synovus in June 2021, taking advantage of our strong financial performance to paydown higher interest rate debt, thereby lowering our annual interest expense. On June 29, 2021, we paid off the Aggieland Seller Note as scheduled. Our debt-to-equity ratio as of July 4, 2021 was 0.42 compared to 0.71 as of June 28, 2020, a significant reduction in one year. After all this, we still have nearly $6.0 million of cash on hand. We are developing capital plans for our 2022 fiscal year, which preliminarily include the beginning of significant capital investments at our Georgia Park, envisioned to take place over the next three to five years. We hope to provide details regarding those capital investments when we announce our 2021 fiscal year results later this fall.

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“Finally, I want to continue to thank the teams at each our Parks, as they work hard to continue to navigate these challenging times and provide our guests with an outstanding wild animal safari experience. As always, we encourage our current and future investors to come out and have a memorable experience at any one of our Parks.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended September 27, 2020, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized, and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2020.

Contact:	Todd R. White
Chief Financial Officer
(706) 663-8744
todd.white@animalsafari.com

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Nine Months Ended July 4, 2021 and June 28, 2020

	For the three months ended		For the nine months ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net sales	$3,823,862	$3,203,527	$8,451,070	$4,917,457
Sale of animals	50,238	16,681	126,412	41,193
Total net sales	3,874,100	3,220,208	8,577,482	4,958,650

Cost of sales	496,406	288,400	1,066,253	538,165
Selling, general and administrative	1,514,013	1,032,128	4,251,507	2,646,973
Depreciation and amortization	183,883	150,833	523,890	385,833
Tornado damage insurance recovery	-	-	-	(24,373)
Loss on disposal of operating assets	10,320	-	41,041	-
Income from operations	1,669,478	1,748,847	2,694,791	1,412,052

Other income, net	16,996	3,293	44,315	18,797
Gain on extinguishment of debt	64,617	-	189,988	-
Interest expense	(91,958)	(64,165)	(267,578)	(99,077)
Income before income taxes	1,659,133	1,687,975	2,661,516	1,331,772

Income tax provision	392,300	421,800	628,700	344,900
Net income	$1,266,833	$1,266,175	$2,032,816	$986,872

Income per share - basic and diluted	$0.02	$0.02	$0.03	$0.01

Weighted average shares outstanding (in 000’s) - basic and diluted	75,124	75,021	75,084	74,945

PARKS! AMERICA, INC. AND SUBSIDIARIES

ATTENDANCE BASED NET SALES BY PARK

	Reported
	For the three months ended		For the nine months ended
	July 4, 2021	June 28, 2021	July 4, 2021	Fiscal 2020
Georgia	$2,716,847	$2,375,477	$5,846,750	$3,884,586
Missouri	618,185	451,260	1,151,012	656,081
Texas	488,830	376,790	1,453,308	376,790
Total attendance based sales	$3,823,862	$3,203,527	$8,451,070	$4,917,457

	Comparable Weeks
	13-weeks ended		40-weeks ended
	July 4, 2021	July 5, 2020	July 4, 2021	July 5, 2020
Georgia	$2,716,847	$2,653,621	$5,846,750	$4,180,106
Missouri	618,185	507,189	1,151,012	719,079
Texas	488,830	436,773	1,453,308	1,090,966
Total attendance based sales	$3,823,862	$3,597,583	$8,451,070	$5,990,151

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of July 4, 2021, September 27, 2020 and June 28, 2020

	July 4, 2021	September 27, 2020	June 28, 2020
ASSETS
Cash	$5,959,859	$5,505,716	$3,731,533
Accounts receivable	14,822	-	-
Inventory	361,418	200,891	203,721
Prepaid expenses	73,290	148,732	162,925
Total current assets	6,409,389	5,855,339	4,098,179

Property and equipment, net	13,936,038	13,654,800	13,827,671
Intangible assets, net	10,966	-	-
Other assets	15,974	12,144	12,144
Total assets	$20,372,367	$19,522,283	$17,937,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$210,146	$178,485	$73,272
Other current liabilities	529,877	599,390	855,164
Current portion of long-term debt, net	665,019	1,221,009	354,425
Total current liabilities	1,405,042	1,998,884	1,282,861

Long-term debt, net	5,163,503	5,797,392	6,709,723
Total liabilities	6,568,545	7,796,276	7,992,584

Stockholders’ equity
Common stock	75,124	75,021	75,021
Capital in excess of par	4,934,212	4,889,316	4,889,316
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	8,797,736	6,764,920	4,984,323
Total stockholders’ equity	13,803,822	11,726,007	9,945,410
Total liabilities and stockholders’ equity	$20,372,367	$19,522,283	$17,937,994

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